UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dow, Stephen M.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
    Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 1997
5. If Amendment, Date of Original (Month/Year)
   June 10, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |5/27/9|J(1)| |1,108,183         |D  |           |9,973,647          |I     |By Sevin Rosen Fund IV L.P.|
                           |7     |    | |                  |   |           |                   |      | (2)                       |
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Common Stock               |5/27/9|J(3)| |71,429            |D  |           |642,856            |I     |By Sevin Rosen Fund V L.P. |
                           |7     |    | |                  |   |           |                   |      |(2)                        |
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Common Stock               |5/27/9|J(4)| |42,031            |A  |           |43,031             |I     |By The Dow Family Trust (5)|
                           |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Distiribution by Sevin Rosen Fund IV L.P. to its
partners.
(2) Mr. Dow is a general partner of both SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P.
and SRB Associates V L.P., the general partner of Sevin Rosen Fund V L.P.   Mr.
Dow disclaims beneficial
ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.
(3)  Distribution by Sevin Rosen Fund V L.P. to its
partners.
(4) Acquired by Reporting Person pursuant to distributions by each of SRB Associates IV L.P. and Sevin Rosen
Fund V
L.P.
(5) The shares were purchased by The Dow Family Trust, of which Mr. Dow and his spouse are trustees and he and members of his immediate family are the
beneficiaries.
SIGNATURE OF REPORTING PERSON
/s/ John Jaggers, as Attorney-in-Fact
DATE
October 7, 1997